Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES FOURTH QUARTER AND YEAR END FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – February 1, 2012 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) announced today financial and operating results for the fourth quarter and year ended December 31, 2011.

Financial and Operating Summary
For the fourth quarter of 2011, total revenue decreased 1.2%, to $162.0 million from $163.9 million for 2010.  Freight revenue decreased 6.7%, to $127.5 million in 2011 from $136.6 million in 2010.  The Company reported a net loss of $2.2 million, or ($0.15) per share, for the 2011 quarter compared to net income of $0.7 million, or $0.05 per share in 2010.

For the year ended December 31, 2011, total revenue increased 0.4%, to $652.6 million from $649.7 million for 2010.  Freight revenue decreased 6.3%, to $512.0 million in 2011 from $546.3 million in 2010.  The Company reported a net loss, including impairment charges, of $14.3 million, or ($0.97) per share, for 2011 compared to a net income of $3.3 million, or $0.23 per share in 2010. On a non-GAAP basis, without impairment charges, the Company’s net loss would have been $4.9 million, or ($0.33) per share for 2011.

Management Discussion—Asset-Based Operations
Chairman, President, and Chief Executive Officer, David R. Parker, made the following comments: “The effect of lower revenue and increased costs unfavorably impacted our asset-based operating ratio (operating expenses, net of fuel surcharge revenue, as a percentage of freight revenue), which rose approximately 360 basis points to 99.3%.

“For the quarter, total revenue in our asset-based operations increased $155.3 million, an increase of $0.5 million compared with the fourth quarter of 2010.  This increase consisted of higher fuel surcharge revenue of $7.1 million offset by lower freight revenues of $6.7 million. The $6.7 million decrease in freight revenues related to a 1.1% decrease in average freight revenue per tractor per week and a 4.2% decrease of our average tractor fleet.   Average freight revenue per tractor per week declined to $3,079 during the 2011 quarter from $3,113 during the 2010 quarter due to an approximately 7.1% decrease in miles per tractor, partially offset by improved rates. Our average freight revenue per total mile increased 8.6 cents per mile (or 6.4%) compared with the fourth quarter of 2010. Our non-revenue miles percentage increased by 20 basis points as compared to the fourth quarter of 2010. In general, higher rates and lower utilization were experienced across all of our asset-based subsidiaries.

“We experienced pressure on expenses in several areas. Salaries, wages and related expenses increased approximately 3.8 cents per mile due to driver pay adjustments since the fourth quarter of 2010 and higher workers’ compensation expense.  Operations and maintenance expense increased approximately 1.7 cents per mile compared with the fourth quarter of 2010 primarily because of inflationary pressures related to tires and vehicle parts and additional maintenance we completed when trucks experienced lower utilization.  Capital costs (combined depreciation and amortization, revenue equipment rentals and interest expense) increased by approximately $0.6 million primarily because of a $0.6 million reduction in gains on disposition of property and equipment.  The market for used revenue equipment remains strong, but we sold less revenue equipment in the 2011 quarter. We also experienced a fixed cost increase in other general supplies and expenses. Other factors that impacted our results included higher insurance and claims expense and less effective absorption of fixed costs due to lower freight revenue per tractor.

“Higher costs were partially offset by fuel efficiencies that led to a decrease in our per mile cost of fuel. Fuel prices as measured by the Department of Energy averaged approximately $0.73/gallon (or 23.3%) higher in the fourth quarter of 2011 compared with the 2010 quarter. However, with improved fuel economy, benefits from fuel hedging, and improved fuel surcharge recovery, we were able to reduce our per mile cost of fuel, net of fuel surcharge revenue, by approximately 2.2 cents per company mile, compared with the fourth quarter of 2010. We plan to continue managing our idle time and truck speeds, investing in more fuel-efficient tractors to improve our fuel miles per gallon, using fuel hedges from time to time to reduce our exposure to rapid increases in fuel prices, and partnering with customers to adjust fuel surcharge programs which are inadequate to recover a fair portion of rising fuel costs.”

Management Discussion—Non-Asset Based Brokerage Operations
Mr. Parker offered the following comments concerning Covenant Transport Solutions, Inc. (“Solutions”), the Company’s freight brokerage subsidiary:  “For the quarter, Solutions’ total revenue decreased 26.5%, to $6.7 million from $9.1 million in the same quarter of 2010.  This decrease in revenue related primarily to the termination of certain agent and customer relationships during late 2010, which had contributed lower margin revenue during the 2010 period. Solutions’ net revenue (total revenue less purchased transportation) for the quarter decreased 15.4% compared to the 2010 quarter.  Our gross margins improved as purchased transportation was 78.0% of total revenue in the current quarter, down from 80.9% of total revenue in the prior year quarter.  Solutions’ other operating expenses as a percentage of revenue increased to 16.5% of total revenue in the fourth quarter of 2011 from 13.1% of total revenue in the fourth quarter of 2010, as agent fees increased as a percentage of total revenues and we invested in additional personnel to expand the capacity and range of services offered to our customers and carrier base. The result of the above was operating income of $364,000 and an operating ratio of 94.6%, compared with operating income of $542,000 and an operating ratio of 94.1% in the fourth quarter of 2010.”

Cash Flow and Liquidity
Richard B. Cribbs, the Company's Senior Vice President and Chief Financial Officer, added the following comments: "At December 31, 2011, our total balance sheet debt and capital lease obligations, net of cash, were $238.6 million, and the discounted value of future obligations under off-balance sheet operating lease obligations was approximately $58.1 million, including the residual value guarantees under those leases.  At December 31, 2011, our stockholders’ equity was $87.1 million, and our tangible book value was $86.2 million, or $5.86 per share.  For the 2011 year, the Company's balance sheet debt and capital lease obligations, net of cash, increased by $22.8 million, while the present value of financing provided by operating leases increased by approximately $10.6 million.  At December 31, 2011, our ratio of net debt to total balance sheet capitalization was 73.3%. “With a relatively young average tractor fleet age of 20 months at December 31, 2011, we believe there is significant flexibility to manage our fleet, and we plan to regularly evaluate our tractor replacement cycle and new tractor purchase requirements. We had $27.6 million of available borrowing capacity under our revolving credit facility at December 31, 2011. In addition, we believe we have sufficient financing available from the captive finance subsidiaries of our main tractor suppliers and other available financing to fund our expected revenue equipment purchases in 2012. Our 49% equity investment in Transport Enterprise Leasing contributed approximately $0.2 million of pre-tax income in the fourth quarter.  We were in compliance with our financial covenants at December 31, 2011."

Conference Call Information
The Company will host a live conference call tomorrow, February 2, 2012, at 10:00 a.m. Eastern Time to discuss the quarter.  Individuals may access the call by dialing 800-351-4894 (U.S./Canada) and 334-323-7224 (International), access code CTG4.  An audio replay will be available for one week following the call at 877-919-4059, access code 43499641. In addition, you will be able to listen to the audio replay for an extended period of time on our investor website, under the icon "Audio Archives". For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.ctginvestor.com under the icon "News Releases."

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  The Company's Class A common stock is traded on the NASDAQ Global Select under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to our management of idle time and truck speeds, investment in more fuel-efficient tractors, implementation of fuel hedges and fuel surcharges, equipment purchases and disposals, our evaluation of our tractor replacement cycle and new tractor purchase requirements, and the availability of sufficient financing for equipment purchases are forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased  insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our ability to maintain compliance with the provisions of our credit agreements, particularly the financial covenant in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Comprehensive Safety Analysis 2010 that implemented new driver standards and modified the methodology for determining a carrier’s DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact: Richard B. Cribbs, SVP and Chief Financial Officer criric@covenanttransport.com	(423) 463-3331
For copies of Company information contact: Kim Perry, Administrative Assistant perkim@covenanttransport.com	(423) 463-3357

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA			INCOME STATEMENT DATA
	Three Months Ended Dec 31,			Year Ended Dec 31,
($000s, except per share data)	2011	2010	% Change	2011	2010	% Change
Freight revenue	$127,496	$136,628	-6.7%	$512,026	$546,320	-6.3%
Fuel surcharge revenue	34,457	27,319		140,601	103,429
Total revenue	$161,953	$163,947	-1.2%	$652,627	$649,749	0.4%

Operating expenses
Salaries, wages, and related expenses	52,496	55,301		211,169	216,316
Fuel expense	49,396	46,487		208,693	177,239
Operations and maintenance	11,074	10,783		43,585	42,050
Revenue equipment rentals and purchased transportation	18,116	16,365		63,353	71,474
Operating taxes and licenses	3,013	2,685		12,148	11,090
Insurance and claims	8,480	8,269		36,163	32,648
Communications and utilities	1,242	1,372		5,137	4,974
General supplies and expenses	4,207	3,568		15,627	16,143
Depreciation and amortization, including gains and
losses on disposition of equipment	12,770	13,141		46,274	51,807
Goodwill impairment charge	-	-		11,539	-
Total operating expenses	160,794	157,971		653,688	623,741
Operating income (loss)	1,159	5,976		(1,061)	26,008
Other (income) expenses:
Interest expense	4,085	4,183		16,208	16,566
Interest income	-	-		(32)	(2)
Other	(39)	(39)		(123)	(20)
Other expenses, net	4,046	4,144		16,053	16,544
Equity in income/(loss) of affiliate	200	-		675	-
Income (loss) before income taxes	(2,687)	1,832		(16,439)	9,464
Income tax expense (benefit)	(442)	1,142		(2,172)	6,175
Net income (loss)	$(2,245)	$690		$(14,267)	$3,289

Basic earnings (loss) per share	$(0.15)	$0.05		$(0.97)	$0.23
Diluted earnings (loss) per share	$(0.15)	$0.05		$(0.97)	$0.23
Basic weighted average shares outstanding (000s)	14,720	14,541		14,689	14,374
Diluted weighted average shares outstanding (000s)	14,720	14,750		14,689	14,505

	Three Months Ended Dec 31,			Year Ended Dec 31,
	2011	2010	% Change	2011	2010	% Change
($000s)	SEGMENT REVENUES			SEGMENT REVENUES
Asset-based trucking revenues	$120,804	$127,518	-5.3%	$484,651	$506,862	-4.4%
Covenant Transport Solutions non-asset based revenues	6,692	9,110	-26.5%	27,375	39,458	-30.6%
Freight revenue	$127,496	$136,628	-6.7%	$512,026	$546,320	-6.3%

	OPERATING STATISTICS			OPERATING STATISTICS
Average freight revenue per loaded mile	$1.578	$1.479	6.7%	$1.527	$1.445	5.7%
Average freight revenue per total mile	$1.421	$1.335	6.4%	$1.382	$1.307	5.7%
Average freight revenue per tractor per week	$3,079	$3,113	-1.1%	$3,069	$3,137	-2.2%
Average miles per tractor per period	28,482	30,659	-7.1%	115,775	125,178	-7.5%
Weighted avg. tractors for period	2,986	3,117	-4.2%	3,029	3,099	-2.3%
Tractors at end of period	2,978	3,087	-3.5%	2,978	3,087	-3.5%
Trailers at end of period	7,361	7,332	0.4%	7,361	7,332	0.4%

	SELECTED BALANCE SHEET DATA
($000s, except per share data)	12/31/2011	12/31/2010
Total assets	$439,825	$432,366
Total equity	$87,055	$100,698
Total balance sheet debt, net of cash	$238,616	$215,798
Net Debt to Capitalization Ratio	73.3%	68.2%
Tangible book value per basic share	$5.85	$6.05